Exhibit 99.1

T-Mobile US, Inc. and T-Mobile USA, Inc. Announce Final Results of its Exchange Offers and Consent

Solicitations for Certain of Array Digital Infrastructure, Inc.’s Outstanding Debt Securities

BELLEVUE, Wash., August 1, 2025—(BUSINESS WIRE)—T-Mobile US, Inc. (NASDAQ: TMUS) (the “Company”) today announced, together with T-Mobile USA, Inc., its wholly-owned subsidiary (“T-Mobile USA”), the expiration and final results of its previously announced offers to exchange (the “Exchange Offers”) any and all of certain series of outstanding senior notes of Array Digital Infrastructure, Inc. (formerly known as United States Cellular Corporation) (“Array”). The Exchange Offers were launched pursuant to the Securities Purchase Agreement announced on May 28, 2024, under which the Company agreed to purchase certain assets from Array.

Today’s final results concern the Company’s offers to exchange:

(i) Array’s 6.700% Senior Notes due 2033 (the “Old Array 2033 Notes”) for new 6.700% Senior Notes due 2033 to be issued by T-Mobile USA (the “New 2033 Notes”);

(ii) Array’s 6.250% Senior Notes due 2069 (the “Old Array 2069 Notes”) for new 6.250% Senior Notes due 2069 to be issued by T-Mobile USA (the “New 2069 Notes”);

(iii) Array’s 5.500% Senior Notes due 2070 (March) (the “Old Array March 2070 Notes”) for new 5.500% Senior Notes due March 2070 to be issued by T-Mobile USA (the “New March 2070 Notes”); and

(iv) Array’s 5.500% Senior Notes due 2070 (June) (the “Old Array June 2070 Notes” and, together with the Old Array 2033 Notes, the Old Array 2069 Notes and the Old Array March 2070 Notes, the “Old Array Notes”) for new 5.500% Senior Notes due June 2070 to be issued by T-Mobile USA (the “New June 2070 Notes” and, collectively with the New 2033 Notes, the New 2069 Notes and New March 2070 Notes, the “New T-Mobile Notes”);

in each case upon the terms and subject to the conditions set forth in the Prospectus, as defined below. In connection with the Exchange Offers, the Company and T-Mobile USA also solicited consents to amend the applicable indentures governing each series of the Old Array Notes (the “Consent Solicitations”) to modify or eliminate certain notice requirements and restrictive covenants in the indentures governing the Old Array Notes. As previously announced on June 16, 2025, the Company and T-Mobile USA have received valid consents to the Proposed Amendments (as defined in the Prospectus) to the indentures governing the Old Array Notes from the holders of at least a majority of the outstanding aggregate principal amount of each series of the Old Array Notes.

The Exchange Offers and the Consent Solicitations expired today, August 1, 2025, at 5:00 p.m., New York City time (the “Expiration Date”).

The table below provides the aggregate principal amount of validly tendered Old Array Notes that the Company accepted for exchange as of the Expiration Date, as well as the aggregate principal amount of New T-Mobile Notes to be issued and the total amount of cash to be paid, in connection with the Exchange Offers and the Consent Solicitations:

Title of Series of Old Array Notes Tendered	CUSIP No./ ISIN	Principal Amount Outstanding (mm)	Principal Amount Validly Tendered and Accepted for Exchange	Cash Amount To Be Paid for Early Consent Fee(1)	Principal Amount of New T-Mobile Notes To Be Issued
Old Array 2033 Notes	911684AD0/US911684AD06	$ 544	$ 488,941,000	$ 487,219.00	$ 488,860,000
Old Array 2069 Notes	911684702/US9116847024	$ 500	$ 394,177,750	$ 371,004.23	$ 393,481,525
Old Array March 2070 Notes	911684801/US9116848014	$ 500	$ 401,502,000	$ 378,044.65	$ 400,797,075
Old Array June 2070 Notes	911684884/US9116848840	$ 500	$ 395,450,250	$ 372,259.88	$ 394,753,475

(1)

The Early Consent Fee (as defined in the Prospectus) will only be paid to holders of those Old Array Notes that were validly tendered prior to the Early Participation Date (as defined in the Prospectus), and not validly withdrawn, as described in the Prospectus.

The Company and T-Mobile USA did not receive any cash proceeds from the Exchange Offers.

Settlement of the Exchange Offers and Consent Solicitations is expected to occur on or about August 5, 2025.

D.F. King & Co., Inc. acted as the information agent and exchange agent for the Exchange Offers and Consent Solicitations. Requests for documentation and questions regarding the Exchange Offers and Consent Solicitations can be directed to D.F. King & Co., Inc. at (888) 605-1958 (for information U.S. Toll-free) or (212) 269-5550 (information for banks and brokers). Questions regarding the terms and conditions of the Exchange Offers and Consent Solicitations should be directed to the dealer managers, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, at Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: Global Debt Advisory Group, Collect: (212) 761-1057, Toll Free: (800) 624-1808, Email: lmny@morganstanley.com and Wells Fargo Securities, LLC, 550 South Tryon Street, 5th Floor, Charlotte, North Carolina 28202, Collect: (704) 410-4235, Toll Free: (866) 309-6316, Email: liabilitymanagement@wellsfargo.com, Attention: Liability Management Group, respectively.

Important Information about the Exchange Offers

The Exchange Offers and Consent Solicitations were made solely pursuant to a Registration Statement on Form S-4 (the “Registration Statement”) and related prospectus and consent solicitation statement (as amended or supplemented from time to time, the “Prospectus”) relating to the issuance of the New T-Mobile Notes filed with the Securities and Exchange Commission. The information in this press release is qualified by reference to such Prospectus and the Registration Statement.

This press release is for informational purposes only and is not an offer to buy or sell or the solicitation of an offer to sell with respect to any securities. The Exchange Offers were not made to holders of Old Array Notes in any jurisdiction in which the making or acceptance thereof would not have been permitted, and this press release does not constitute an offer to participate in the Exchange Offers to any person in any jurisdiction where it is unlawful to make such an offer or solicitations.

About the Company

T-Mobile US, Inc. is America’s supercharged Un-carrier, delivering an advanced 4G LTE and transformative nationwide 5G network that will offer reliable connectivity for all. T-Mobile’s customers benefit from its unmatched combination of value and quality, unwavering obsession with offering them the best possible service experience and undisputable drive for disruption that creates competition and innovation in wireless and beyond. Based in Bellevue, Wash., T-Mobile provides services through its subsidiaries and operates its flagship brands, T-Mobile, Metro by T-Mobile and Mint Mobile. For more information please visit: https://www.t-mobile.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on the Company’s management’s current expectations. Such statements include, without limitation, statements about the Exchange Offers and Consent Solicitations and the issuance of the New T-Mobile Notes. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including, without limitation, prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect the Company and its results is included in the Company’s filings with the SEC, which are available at http://www.sec.gov.

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